Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-172121) pertaining to the 1997 Stock Plan, 2007 Stock Plan, 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan of Endocyte, Inc. of our reports dated March 18, 2013, with respect to the consolidated financial statements of Endocyte, Inc., and the effectiveness of internal control over financial reporting of Endocyte, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst and Young LLP

Indianapolis, Indiana
March 18, 2013